AMENDMENT ONE TO JOINT VENTURE TERMINATION AGREEMENT

This Amendment One to Joint Venture Termination Agreement (this “Amendment”) is made as of April 30, 2015 (the “Effective Date”), by and between Cytori Therapeutics, Inc., a Delaware corporation (“Cytori”), and Olympus Corporation, a corporation organized and existing under the laws of Japan (“Olympus”).

WHEREAS, Cytori and Olympus previous entered into that Joint Venture Termination Agreement dated May 8, 2013, by and between Olympus and Cytori (the “Agreement”); and

WHEREAS, Cytori and Olympus agree to amend Section 2.4 of the Agreement to alter the timing and amount of the payment options (as provided herein) for the Total Purchase Price to be paid by Cytori to Olympus in exchange for the JV Shares and the Olympus Assets; and

WHEREAS, Cytori and Olympus agree to amend the definition of Total Purchase Price as specified in Schedule 1.1 be amended to be made consistent with the amendment to Section 2.4 of the Agreement as provided herein; and

WHEREAS, Cytori and Olympus agree to amend Section 10.2 of the Agreement to modify the date by which any claim for monetary damages directly incurred due to a breach of Section 9.2 may be brought; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Cytori and Olympus agree as follows:

AMENDMENTS:

A.	Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.4
(a) Total Purchase Price.  Cytori and Olympus agree that Cytori shall pay a Total Purchase Price of USD $6 million to Olympus on or before May 8, 2016 in the manner as provided in Section 2.5 of the Agreement and herein. Cytori and Olympus recognize and agree that Cytori has previously paid and shall receive a full credit for payments made toward the Total Purchase Price in the total amount of $2,829,751. The parties hereby agree that the balance of the Total Purchase Price owed by Cytori as of the Effective Date of this Amendment and due on or before May 8, 2016 is USD $3,170,249, which shall be payable in the following installment payments.  Interest calculated at 6% per annum on the balance of the Total Purchase Price shall accrue beginning on May 9, 2015, and shall be payable in the same manner that each of the installment payments set forth below are payable.  Accrued interest shall be payable on the date of the last principal payment:

$1,000,000 USD principal, payable on or prior to May 8, 2015;
$500,000 USD principal, payable on or prior to September 30, 2015;
$500,000 USD principal, payable on or prior to December 31, 2015;
$500,000 USD principal, payable on or prior to March 31, 2016; and
$770,249 USD principal and accrued interest, payable on or prior to May 8, 2016.

(b) Extended Payment Option.  If Cytori fails to pay the full balance of any installment payment under Section 2.4(a) when due, then Cytori will be deemed to exercise the “Extended Payment Option.”  Under the Extended Payment Option, Cytori shall pay Olympus the “Extended Purchase Price” of $16,000,000 on or before March 1, 2020, in the minimal annual payments below, after which Cytori shall have no further obligation with respect to the Extended Payment Option.  Cytori and Olympus recognize and agree that Cytori has previously paid and shall receive a full credit toward the Extended Purchase Price for payments made toward the Total Purchase Price in the total amount of $2,829,751.  Cytori and Olympus recognize and agree that Cytori shall receive a full credit toward the Extended Purchase Price for any amounts (excluding interest) paid toward the Total Purchase Price under the conditions set forth in Section 2.4(a). In the event that Cytori exercises the Extended Payment Option, Cytori shall pay the shortfall in installment payments, including any accrued interest, under Section 2.4(a) in full within sixty (60) days following the end of the Cytori fiscal year in which the shortfall in installment payments occurred, as well as the balance of the Extended Purchase Price in extended installment payments specified below for years 2017 through 2020, as set forth below:

$3,000,000 USD principal amount payable on or prior to March 1, 2017;

$3,000,000 USD principal amount payable on or prior to March 1, 2018;

$4,000,000 USD principal amount payable on or prior to March 1, 2019; and

any additional principal amount necessary to reach a total of $16,000,000 on or prior to March 1, 2020.

(c) Prepayment Option. At any time prior to May 8, 2016, Cytori shall have the option of prepaying the full balance of the Total Purchase Price.  If Cytori exercises this prepayment option, then Cytori shall pay Olympus interest calculated in accordance with Section 2.4(a) on the then remaining balance of the Total Purchase Price through the date on which Cytori pays Olympus such remaining balance of the Total Purchase Price.

B.	Schedule 1.1 of the Agreement is hereby amended by deleting the definition of “Total Purchase Price” in its entirety and replacing it with the following definition:

“Total Purchase Price” means the purchase price paid by Cytori to Olympus for the JV Shares and the Olympus Assets in the amount of USD $6 million in accordance with Section 2.4 (a), excluding any interest.

C.	Schedule 1.1 of the Agreement is hereby amended by revising the definition of “Extended Payment Option” and adding a definition of “Extended Purchase Price” as follows:

“Extended Payment Option” has the meaning ascribed thereto in Section 2.4 (b).

“Extended Purchase Price” means the purchase price paid by Cytori to Olympus for the JV Shares and the Olympus Assets in the amount of USD $16 million in accordance with Section 2.4(b).

D.	Schedule 1.1 of the Agreement is hereby amended by deleting the definitions of “Olympus Payment Option”, “One Year Payment Option” and “Two Year Payment Option” in their entirety.

E.
Section 10.2 of the Agreement is hereby amended by changing the date by which any claim for monetary damages directly incurred due to a breach of Section 9.2 may be brought by either party from March 31, 2018 to the Effective Date of this Amendment, as follows:

“10.2
Limitation on Claims and Liability Cap.  Neither Party may bring or file any claim for breach of Section 7 (Representations and Warranties) or Section 8 (Olympus Warranty Service and Celution One Support Obligations) after the Effective Date of this Amendment .  Except for Cytori’s obligation to pay the Total Purchase Price pursuant to Section 2.4 (Purchase Price), Cytori’s obligations to adhere to the scope of the License as set forth in Section 3.1, and Cytori’s indemnification obligations set forth in Section 11 (Indemnification), the total cumulative monetary liability of either Party for claims arising out of or related to this Agreement shall not exceed USD 1,000,000.  Notwithstanding the foregoing, (i) either Party may bring or file any claim for monetary damages directly incurred due to a breach of Section 9.2 (Confidentiality and Non-Use) until the Effective Date of this Amendment, without any limitation on the amount of such damages, and (ii) the Parties understand and agree that any breaches by Cytori of Section 3.1 (License) or any breaches by either Party Section 9.2 (Confidentiality and Non-Use) will cause the non-breaching Party irreparable injury and damage and therefore, only in relation to breaches or anticipated breaches of Section 3.1 (License) or Section 9.2 (Confidentiality and Non-Use) by a Party, the non-breaching Party is entitled to seek injunctive and equitable relief in addition to all other remedies available to it by law, without the necessity of posting any kind of bond or security, and without any deadline by which such claims must be brought.

F.       Section 12.3 of the Agreement shall be revised as follows for notices to be sent to Cytori:

“If to Cytori:

3020 Callan Road

San Diego, California 92121, United States of America

Attention: Marc H. Hedrick

Facsimile: 858-458-0994

E-mail: mhedrick@cytori.com”

GENERAL TERMS:

1	This Amendment shall enter into force as of the Effective Date.

2	All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

3	Except as otherwise expressly provided herein, the Agreement shall otherwise remain in full force and effect.

4
This Amendment, together with the Agreement (to the extent not amended hereby) and all exhibits thereto and references therein, constitute the entire agreement among the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

5
Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

6	This Amendment may not be altered, amended or modified in any way unless done so in accordance with the Agreement.

7
This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, and such counterparts may be delivered electronically by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment One to Joint Venture Termination Agreement to be duly executed by their respective duly authorized signatories as of the Effective Date.

OLYMPUS CORPORATION	CYTORI THERAPEUTICS INC.

By: /s/ Hiroyuki Sasa	By: /s/ Tiago Girao
Name: Hiroyuki Sasa Title: President and Representative Director	Name: Tiago Girão Title: Chief Financial Officer